Exhibit 23

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
Watts Industries, Inc.

We consent to the incorporation by reference in the following registration statements of Watts Industries, Inc. (1) No. 333-32685 on Form S-8, (2) No. 33-37926 on Form S-8, (3) No. 33-69422 on Form S-8, (4) No. 33-64627 on Form
S-8, (5) No. 33-30377 on Form S-8 of our report dated February 9, 2001, relating to the consolidated balance sheets of Watts Industries, Inc. and subsidiaries as of December 31, 2000 and 1999, and June 30, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2000, the six-month period ended December 31, 1999 and the fiscal years ended June 30, 1999 and 1998, which report appear in the December 31, 2000 annual report on Form 10-K of Watts Industries, Inc.


/s/ KPMG LLP

Boston, Massachusetts
March 16, 2001